Exhibit 99.1

Final Final - April 19, 2004 –7:15 p.m. PDT
Contacts:
Kathryn Lancioni	Robert Mercer	Molly Morse
PanAmSat Corp.	DIRECTV, Inc.	David Lilly
(646) 293-7415	(310) 726-4683	Kekst and Company
For KKR
(212) 521-4800

PanAmSat Corp. To Be Acquired

By KKR In $4.3 Billion Transaction

EL SEGUNDO, CA and WILTON, CT, April 20, 2004 – PanAmSat Corp. (NASDAQ: SPOT), and its 80.5 percent stakeholder, The DIRECTV Group, Inc. (NYSE: DTV), announced today that they have signed a definitive transaction agreement with affiliates of Kohlberg Kravis Roberts & Co. (“KKR”) for the sale of PanAmSat Corp. at $23.50 in cash per share. The aggregate transaction value, including the assumption of approximately $750 million of net debt, is approximately $4.3 billion.

“Today, PanAmSat is the leading distributor of video signals in the world, transmitting more than 2,100 broadcast TV channels globally. With KKR as our partner, we will have the opportunity to enhance our competitive position and significantly expand PanAmSat’s capabilities,” said Joe Wright, president and chief executive officer of PanAmSat. “KKR understands our mission of servicing a strong customer base in the entertainment, communications and government sectors, and will support our efforts to grow by developing new products and services, forging strategic alliances and developing new markets. This new alliance puts us on an excellent footing to build for our future.”

Wright continued, “While we have thoroughly enjoyed our past association and relationship with Hughes Electronics, we are ready and excited about moving forward on our own, and appreciate the on-going relationship we will have with The DIRECTV Group companies as customers, affiliates and friends.”

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PanAmSat Corporation To Be Acquired By KKR In $4.3 Billion Transaction

DIRECTV Group President and Chief Executive Officer Chase Carey said, “The sale of PanAmSat is a significant step toward the completion of our plan to transform the former Hughes corporate structure to a single business, with a single focus on DIRECTV, the nation’s leading digital multichannel television service. The KKR offer, with its all-cash structure, provided the best value to the PanAmSat shareholders.”

“With a strong operational foundation, broad customer base and significant technological resources, PanAmSat is poised for solid growth into the future,” said Alexander Navab, a KKR Member. “Joe Wright and his management team have developed a strategic plan designed to support prudent growth. We look forward to being their partners as they focus on enhancing PanAmSat’s position as a global industry leader in video and data broadcasting services.”

As part of the transaction, The DIRECTV Group agreed to extend and enhance certain agreements between itself and PanAmSat, at market rates, in order to assure future revenue flows to PanAmSat and continuity of services for its Hughes Network Systems and DIRECTV Latin America subsidiaries.

Subject to applicable regulatory approvals, including the Federal Communications Commission, and also subject to approval by the stockholders of PanAmSat, the transaction is expected to be completed in the second half of 2004. The boards of directors of both PanAmSat Corp. and The DIRECTV Group voted unanimously in favor of the transaction.

Credit Suisse First Boston served as financial advisor to The DIRECTV Group, and Evercore Partners to the Special Committee of the Board of Directors of PanAmSat Corporation. Weil, Gotshal & Manges LLP served as the legal advisor to The DIRECTV Group; Gibson Dunn & Crutcher LLP represented PanAmSat; and Simpson Thacher & Bartlett LLP served as legal advisor to KKR.

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PanAmSat Corporation To Be Acquired By KKR In $4.3 Billion Transaction

About The DIRECTV Group, Inc.

The DIRECTV Group, Inc. formerly Hughes Electronics Corp. (NYSE:DTV), is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

About PanAmSat Corp.

PanAmSat Corporation (NASDAQ: SPOT) is one of the world’s top three satellite operators managing a global fleet of 29 satellites, 24 of which are wholly-owned by the Company, for the delivery of news, sports and other television programming. In total, this fleet is capable of reaching more than 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world.

About KKR

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, and London, England. For more information, please visit www.kkr.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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